Exhibit 99.2


ADVANCED MARKETING SERVICES, INC. COMPLETES ACQUISITION OF PUBLISHERS GROUP WEST

LATEST ADDITION PART OF STRATEGIC EXPANSION OF AMS' DISTRIBUTION BUSINESS

SAN DIEGO, Jan. 31 /PRNewswire/ -- Advanced Marketing Services, Inc. (NYSE: MKT
- NEWS; WWW.ADVMKT.COM ), a leading global provider of customized services to book retailers and publishers in the U.S., Australia, Canada, Mexico, Singapore and the United Kingdom, today announced that it has completed the previously announced acquisition of Publishers Group West.

The addition of Publishers Group West (PGW) reflects AMS' commitment to expanding its higher-margin distribution business. PGW, North America's largest distributor of independent publishers with 2001 revenues of approximately $125 million (unaudited), is among the top 10 book vendors in the country, representing more than 125 independent publishers. The company is based in Berkeley, California, with a sales office in New York City and a 310,000 square-foot distribution facility in Reno, Nevada.


Advanced Marketing Services, Inc., headquartered in San Diego, California, is a leading global provider of customized services to book retailers and publishers. Our proprietary Vendor Managed Inventory (VMI) software continues to assist us in efficiently and effectively managing our global book distribution system. These value-added services provide AMS customers with book buying advice and expert supply chain management, including advertising and promotional support, to ensure the success of their book programs. With operations in the U.S., Canada, Mexico, Singapore, the United Kingdom and Australia, AMS provides global customized services to the world of book commerce, primarily to warehouse clubs and publishers.

Recent press releases on Advanced Marketing Services, Inc. are available on both the Company's Website, www.advmkt.com , and on PR Newswire, WWW.PRNEWSWIRE.COM .

Forward-looking statements in this news release are made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact are forward-looking statements that involve risks and uncertainties, including statements about increasing liquidity, marketability, and widening the Company's investor base. Certain important factors could cause results to differ materially from those anticipated by the forward-looking statements including other factors discussed from time to time in reports filed by the Company with the Securities and Exchange Commission.

For Further Information: Investor Relations, Chuck Williams, Director of Investor Relations, Advanced Marketing Services, Inc., +1-858-450-3545, CHUCKW@ADVMKT.COM; or Media Contacts, Paul Lieber, or Hilary Kaye, Hilary Kaye Associates, +1-714-426-0444, PLIEBER@HKAMARCOM.COM.